Exhibit 10.8
ATTACHMENT E
AMENDMENT TO THE
GENCORP INC. DEFERRED BONUS PLAN (the “Plan”)
     In accordance with Section 11 of the Plan, the Plan shall be amended, effective as of the dates hereinafter set forth to read as follows:
     1. Section 15 of the Plan shall be deleted in its entirety effective October 6, 2009, and the following shall be substituted therefor:
“Notwithstanding any other provisions of the Plan upon the occurrence of a ‘Change in Control’ of the Company, which for purposes of this Plan shall be deemed to occur if (a) all or substantially all (meaning having a total gross fair market value at least equal to 50.1% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions) of the assets of the Company are acquired by a Person (during a twelve month period ending on the date of the most recent acquisition by such person) (“Asset Purchase”); or (b) the Company is merged, consolidated or reorganized into or with another corporation or entity during a twelve-month period with the result that upon the conclusion of the transaction less than 50.1% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving, resulting or acquiring corporation are beneficially owned (as that term is defined in Rule 13-d 3 under the Exchange Act) by the shareholders of the Company immediately prior to the completion of the transaction (“Stock Acquisition”), the accounts of Employees which are then credited to the Common Stock Program shall in the event of an Asset Purchase or Stock Acquisition, be converted to a Cash Value using as a conversion price the greater of (i) the tender offer or exchange price (if any), or (ii) the highest market value of GenCorp Common Stock (or such other security) during the ninety-day period preceding the Change in Control. Thereafter, the Cash Value of such Common Stock Account, the Market Value of the Mutual Fund Account, and the Cash Value of the Cash Deposit Account, shall be payable to employees in a lump sum within thirty days following the Change in Control.”
     2. As hereby amended, the Plan shall continue in full force and effect.